EXHIBIT 99.1

P  R  E  S  S     R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Reports 12% Increase in Sales and Return to Operating Profitability

Chicago, IL April 30, 2008 — Rewards Network Inc. (AMEX: IRN), a leading provider of marketing services and frequent dining programs to the restaurant industry, today reported its financial results for the first quarter ended March 31, 2008.

Rewards Network reported total sales of $59.1 million for the first quarter ended March 31, 2008, an increase of 11.6% as compared to the first quarter of the prior year. Diluted earnings per share for the first quarter totaled 4 cents as compared to a 7 cent loss for the first quarter of the prior year. Rewards Network ended the first quarter with a net dining credits portfolio of $94.8 million, an increase of 19.5% over the first quarter of 2007, and 9,586 merchants in its Marketing Credits and Marketing Services Programs, an increase of 15.0% over the prior year period.

“Our sales and profitability for the quarter are the result of actions we took in 2007 to grow our merchant count and dining credits portfolio,” said Ron Blake, CEO of Rewards Network. “We intend to continue executing against our goals of responsibly growing merchant count and the dining credits portfolio as part of our plan for continued profitability and sustainable growth.”

The following table presents financial highlights of the Company’s operations for the first quarter ended March 31, 2008 (in millions, except per share amounts and merchant count).

	1Q’08	1Q’07	% Change
Sales	$59.1	$52.9	11.6%
Net revenue	$18.9	$14.8	27.9%
Operating expenses	$17.0	$17.9	(5.3%)
Net income (loss)	$1.2	$(2.0)
Diluted earnings (loss) per share	$0.04	$(0.07)
Total merchants	9,586	8,336	15.0%
Dining credits portfolio, net of reserves	$94.8	$79.3	19.5%

First Quarter 2008 Results

Sales for the first quarter of 2008 were 11.6% higher as compared to the first quarter of 2007 and total merchant count increased 15.0% between the two periods. The increase in merchant count was partially offset by lower sales volume on a per merchant basis, due to continued actions taken by the Company to adjust programs to assist merchants in the management of their cash flows. “In addition to a strong increase in year over year sales, our performance marks the fourth consecutive quarter of sequential sales improvement,” said Chris Locke, CFO of Rewards Network.

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Net revenues for the first quarter of 2008 were 27.9% higher than the first quarter of 2007. Net revenues were positively impacted by increased sales, a $2.1 million or 22.2% decrease in member benefits and consistent provision for losses, partially offset by a $4.2 million or 15.8% increase in cost of sales. “Net revenues were positively impacted by restructuring our member benefit programs as well as adhering to our dining credits risk assessment policies. While we are beginning to recognize the economic benefit this quarter, these have been long term projects,” added Locke.

Operating expenses for the first quarter of 2008 declined 5.3% as compared to the first quarter of 2007 mainly due to a $652 thousand decrease in member and merchant marketing expenses as the Company moved towards electronic marketing and away from print.

Cash Flows

During the quarter ended March 31, 2008, the Company funded approximately $33.0 million of new dining credits out of operating cash flow. Cash use for the quarter was approximately $2.8 million and included the following financing and investing activities:

•	$2.0 million to purchase $2.1 million of our convertible subordinated debentures.

•	$1.2 million to purchase information technology tools and for the development of new websites.

Conclusion

“While we are pleased with the results of the quarter, we understand the challenges facing the restaurant industry and will continue to drive profitability in a way that benefits both our merchants and our members,” said Blake. “We believe that our programs offer valuable services to restaurants in any economic environment and we will continue to focus on increasing the opportunities for our members to be further engaged in our programs.”

Webcast Information

Management will host a conference call at 10:00 a.m. Eastern Time on Wednesday, April 30, 2008. Participants are invited to join a live webcast of the call, which may be accessed by visiting the Investor Relations section of the Rewards Network website at investor.rewardsnetwork.com. The webcast is also available at www.streetevents.com and www.earnings.com. Participants should log on at least 10 minutes prior to the webcast to register and download any necessary software. If you are unable to participate during the live webcast, a replay of the call will be archived on the Company’s website. Alternatively, a dial-in replay is available through May 29, 2008, by dialing 1-888-843-8996 or 1-630-652-3044, using the conference ID number, 21380894.

About Rewards Network

Rewards Network (AMEX:IRN—News), headquartered in Chicago, Illinois, operates the leading frequent dining programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings, feedback and reporting; and access to capital. In conjunction with leading airline frequent flyer programs and other affinity organizations, Rewards Network provides millions of members with incentives to dine at participating restaurants, including airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our inability to attract and retain merchants, (ii) our inability to obtain sufficient cash and refinance the repurchase of our convertible subordinated debentures, (iii) our dependence upon our relationships with payment card

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issuers, transaction processors, presenters and aggregators, (iv) changes to payment card association rules and practices, (v) economic changes, (vi) our susceptibility to restaurant credit risk and the risk that our allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (vii) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (viii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (ix) our inability to attract and retain active members, (x) changes in our programs that affect the rate of rewards, (xi) our inability to maintain an adequately-staffed sales force, (xii) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, our (xiii) our minimum purchase obligations and performance requirements, (xiv) network interruptions, processing interruptions or processing errors, (xv) susceptibility to a changing regulatory environment, (xvi) increased operating costs or loss of members due to privacy concerns of our program partners, payment card processors and the public, (xvii) the failure of our security measures, (xviii) the loss of key personnel, (xix) increasing competition, and (xx) a shift toward Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

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Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three Months Ended March 31,
	2008	%	2007	%
Sales	$59,063	100.00%	$52,916	100.00%
Cost of sales	30,619	51.84%	26,436	49.96%
Provision for losses	2,225	3.77%	2,275	4.30%
Member benefits	7,350	12.44%	9,448	17.85%

Net revenues	18,869	31.95%	14,757	27.88%
Membership fees and other income	351	0.59%	474	0.90%

Total operating revenues	19,220	32.54%	15,231	28.78%

Operating expenses:
Salaries and benefits	5,244	8.88%	5,488	10.37%
Sales commission and expenses	5,257	8.90%	5,161	9.75%
Professional fees	621	1.05%	870	1.64%
Member and merchant marketing	935	1.58%	1,587	3.00%
General and administrative	4,909	8.32%	4,817	9.10%

Total operating expenses	16,966	28.73%	17,923	33.87%

Operating income (loss)	2,254	3.82%	(2,692)	-5.09%
Other expenses, net	200	0.34%	47	0.09%

Income (loss) before income tax provision (benefit)	2,054	3.48%	(2,739)	-5.18%
Income tax provision (benefit)	896	1.52%	(750)	-1.42%

Net income (loss)	$1,158	1.96%	$(1,989)	-3.76%

Earnings (loss) per share
Basic	$0.04		($0.07)
Diluted	$0.04		($0.07)
Weighted average number of common and common equivalent shares
Basic	27,107		26,849
Diluted	27,338		26,849

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three months ended March 31, 2008			Three months ended March 31, 2007
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total
Number of qualified transactions	1,521	776	2,297	1,401	684	2,085
Average transaction amount	$47.00	$45.66	$46.55	$47.23	$48.76	$47.74
Qualified transaction amounts	$71,487	$35,431	$106,918	$66,175	$33,355	$99,530
Sales yield	74.5%	16.5%	55.2%	71.2%	17.3%	53.2%
Sales	$53,235	$5,828	$59,063	$47,134	$5,782	$52,916
Cost of dining credits	$30,338	—	$30,338	$26,189	—	$26,189
Processing fees	199	82	281	168	79	247

Total cost of sales	$30,537	$82	$30,619	$26,357	$79	$26,436

Provision for losses	$2,225	—	$2,225	$2,275	—	$2,275
Member benefits	$5,192	$2,158	$7,350	$6,358	$3,090	$9,448

Net revenues	$15,281	$3,588	$18,869	$12,144	$2,613	$14,757

Definitions:

Qualified transaction amounts:	Represents the total dollar value of all member dining transactions at participating merchants when a benefit is offered. Qualified transaction amounts are divided by the number of qualified transactions to arrive at the average transaction amount.

Sales yield:	Represents the percentage of qualified transaction amounts that Rewards Network reports as revenue. The percentage is based on each agreement between the merchant and Rewards Network.

Cost of dining credits:	Represents the amount of dining credits, at cost, redeemed by members when transacting at participating merchants when a benefit is offered. Under the Company’s Marketing Services Program, no dining credits are purchased by Rewards Network.

Provision for losses:	Represents the current period expense necessary to maintain an appropriate reserve against the Company’s dining credits portfolio. No provision applies to the Marketing Services Program, as the Company does not purchase dining credits under that program.

Total member benefits:	Represents the dollar value of benefits paid to members in Cashback RewardsSM savings, airline miles, or other benefit currencies, for dining at participating merchants.

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

Selected Balance Sheet and Cash Flow Information	March 31, 2008	December 31, 2007
		(Audited)
Cash and cash equivalents	$32,725	$35,517
Dining credits	$113,831	$116,137
Allowance for doubtful dining credits accounts	($19,081)	($21,257)
Goodwill	$8,117	$8,117
Total assets	$171,597	$176,544

Accounts payable - dining credits	$4,754	$7,080
Litigation and related accruals (short and long-term)	$5,814	$6,110
Convertible subordinated debentures	$52,900	$55,000
Stockholders’ equity	$94,641	$92,842

	Three Months Ended March 31,
	2008	2007
Net cash provided by (used in):
Operations	$337	($9,028)
Investing	($1,203)	($2,201)
Financing	($1,963)	$158

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Rewards Network Inc. and Subsidiaries

- unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
Sales Statistic Trends:
Marketing Credits Program sales	$53,235	$52,152	$51,267	$50,580	$47,134
Marketing Services Program sales	5,828	6,037	5,913	6,242	5,782

Total sales	$59,063	$58,189	$57,180	$56,822	$52,916
Sequential Percentage Change
Marketing Credits Program sales	2.1%	1.7%	1.4%	7.3%	-10.6%
Marketing Services Program sales	-3.5%	2.1%	-5.3%	8.0%	-2.0%
Total sales	1.5%	1.8%	0.6%	7.4%	-9.8%

Merchant Count Trends (period ended):
Marketing Credits Program merchants	6,644	6,488	6,188	5,928	5,707
Marketing Services Program merchants	2,942	3,054	3,045	2,745	2,629

Total merchants	9,586	9,542	9,233	8,673	8,336
Sequential Percentage Change
Marketing Credits Program merchants	2.4%	4.8%	4.4%	3.9%	-6.1%
Marketing Services Program merchants	-3.7%	0.3%	10.9%	4.4%	3.2%
Total merchants	0.5%	3.3%	6.5%	4.0%	-3.4%

Qualified Transaction Amounts Trends:
Marketing Credits Program	$71,487	$69,046	$67,786	$68,872	$66,175
Marketing Services Program	35,431	35,330	34,349	36,138	33,355

Total qualified transaction amounts	$106,918	$104,376	$102,135	$105,010	$99,530
Sequential Percentage Change
Marketing Credits Program	3.5%	1.9%	-1.6%	4.1%	-11.1%
Marketing Services Program	0.3%	2.9%	-5.0%	8.3%	-2.9%
Total qualified transaction amounts	2.4%	2.2%	-2.7%	5.5%	-8.5%

Sales Yield Trends:
Marketing Credits Program sales yield	74.5%	75.5%	75.6%	73.4%	71.2%
Marketing Services Program sales yield	16.5%	17.1%	17.2%	17.3%	17.3%
Total sales yield	55.2%	55.8%	56.0%	54.1%	53.2%

Member Activity Trends:
Member accounts active last 12 months	3,057	3,007	3,016	3,070	3,179
Number of qualified transactions during quarter	2,297	2,182	2,167	2,170	2,085

Cost of Dining Credits Trends:
Cost of dining credits	$30,338	$29,002	$28,349	$28,077	$26,189
Cost as % of Marketing Credits Program sales	57.0%	55.6%	55.3%	55.5%	55.6%

Dining Credits Portfolio and Allowance Trends:
Ending gross dining credits portfolio	$113,831	$116,137	$112,418	$104,910	$94,071
Ending net dining credits portfolio	$94,750	$94,880	$91,692	$87,171	$79,283
Net write-offs (recoveries) - gross write-offs less recoveries	$4,743	$1,631	($496)	($174)	($453)
Ending allowance for dining credits losses	$19,081	$21,257	$20,726	$17,739	$14,788
Allowance as % of gross dining credits	16.8%	18.3%	18.4%	16.9%	15.7%
Estimated months to consume gross dining credits *	11.3	12.0	11.9	11.2	10.8
Estimated months to consume net dining credits *	9.4	9.8	9.7	9.3	9.1

*	Calculated as Ending Dining Credits Portfolio / (Quarterly Cost of Dining Credits / 3)

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